Exhibit 8.1

Pyxis Tankers Inc.

List of Subsidiaries

Company Name	Ownership *	Jurisdiction of Incorporation
Secondone Corporation Ltd. **	100%	Republic of the Marshall Islands
Thirdone Corporation Ltd. **	100%	Republic of the Marshall Islands
Fourthone Corporation Ltd. **	100%	Malta
Sixthone Corp. **	100%	Republic of the Marshall Islands
Seventhone Corp.	100%	Republic of the Marshall Islands
Eighthone Corp. **	100%	Republic of the Marshall Islands
Tenthone	100%	Republic of the Marshall Islands
Eleventhone	100%	Republic of the Marshall Islands
Maritime Technologies Corp.	100%	Delaware, U.S.A.
Drykon Maritime Inc.	60%	Republic of the Marshall Islands
Dryone Corp.	60%	Republic of the Marshall Islands
Drytwo Corp.	100%	Republic of the Marshall Islands

*Ownership of each subsidiary by Pyxis Tankers Inc.

** “Pyxis Delta”, “Northsea Alpha”, “Northsea Beta”, “Pyxis Malou” and “Pyxis Epsilon” were sold to unaffiliated third parties on January 13, 2020, January 28, 2022, March 1, 2022, March 23, 2023 and December 15, 2023 respectively.